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Exhibit 3(c)                                                             [STAMP]


                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                           ENCORE COMPUTER CORPORATION

     ENCORE COMPUTER CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY
CERTIFY:

     FIRST: That the Board of Directors of said corporation, at a meeting duly held on October 22, 1986, duly adopted the following vote:

     VOTED: That it is hereby proposed and declared advisable that the certificate of incorporation of this corporation be amended to add a new Article ELEVENTH to read as follows:

               ELEVENTH: A Director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except that this Article ELEVENTH shall not eliminate or limit a Director's liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article ELEVENTH to authorize corporate action further eliminating the personal liability of a Director, then the liability of a Director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended from time to time.

               Any repeal or modification of this Article ELEVENTH shall not increase the personal liability of any Director of this corporation for any act or occurrence taking place prior to such repeal or modification, or otherwise adversely affect any right or protection of a Director of the corporation existing at the time of such repeal or modification.

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     SECOND: That the stockholders of the corporation, at the annual meeting duly held on March 3, 1987, duly approved said amendment by the affirmative vote of the holders of a majority of shares as required by statute.

     THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     FOURTH: That the capital of said corporation will not be reduced under or by reason of said amendment.

     IN WITNESS WHEREOF, said ENCORE COMPUTER CORPORATION has caused this certificate to be signed, under penalties of perjury by Kenneth G. Fisher, its Chairman, and attested by T. Mark Morley, its Secretary, this 10th day of April, 1987.


                                               ENCORE COMPUTER CORPORATION

                                               By /s/ Kenneth G. Fisher
                                                  ------------------------------
                                                  Kenneth G. Fisher, Chairman


Attest:

/s/ T. Mark Morley
----------------------------
T. Mark Morley, Secretary

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